Exhibit 10.2

SENIOR SECURED PROMISSORY NOTE

$255,000.00	Mountain View, California
March 6, 2009

FOR VALUE RECEIVED, the undersigned, AdEx Media, Inc., a Delaware corporation, with a principal place of business at 883 North Shoreline Blvd. #A200, Mountain View, California 94043 (the “Maker”), promises to pay to Digital Equity Partners, LLC, (the “Holder”) a Colorado limited liability company with a principal place of business at , or such place as the Holder may designate, the principal sum of Two Hundred Fifty Five Thousand Dollars ($255,000.00) without interest thereon.  This promissory note (the “Note”) is being delivered by Maker to Holder in partial consideration for Maker’s purchase of the outstanding membership interests in Digital Instructor, LLC (the “Company”) pursuant to the terms of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated August 12, 2008, by and between Maker and the members of the Company and as amended and pursuant to the terms of that Agreement dated March 6, 2009 by and between Maker, Holder and the former members of the Company (the “Agreement”). Capitalized terms herein not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

1. The Principal Amount.  The principal balance of the Note, which is outstanding and unpaid from time to time, is referred to as the “Principal Amount.”

2. Payment.  Subject to Section 5.2 of the Purchase Agreement, the outstanding Principal Amount hereunder shall be due and payable to Holder in the following amounts on the following dates:

2.1     $52,500 on the earlier of (i) ninety days from February 12, 2009 and (ii) when such amount is declared due and payable by the Holder upon or after the occurrence of an Acceleration Event (as defined below);

2.2     $52,500 on the earlier of (i) one hundred eighty days from February 12, 2009 and (ii) when such amount is declared due and payable by the Holder upon or after the occurrence of an Acceleration Event (as defined below); and

2.3     $150,000 on the earlier of (i) February 12, 2010, (ii) when such amount is declared due and payable by the Holder upon or after the occurrence of an Acceleration Event (as defined below) and (iii) when such amount is declared due and payable by Holder upon or after the occurrence of Maker’s termination of Dennis Hefter’s (“Hefter”) employment other than for Cause prior to February 12, 2010.  For purposes of this Note, “Cause” shall mean a termination of Hefter’s employment by Maker attributed to (i) the repeated and willful failure of Hefter substantially to perform his duties to Maker (other than any such failure due to physical or mental illness) and such failure is not materially corrected within 10 Business Days of receipt by Hefter of written notice promptly given by Maker after such material breach; (ii) conviction of, or entering a plea of guilty or nolo contendere to, a felony involving moral turpitude or dishonesty; (iii) intentional misconduct, gross negligence or material misrepresentation by Hefter in the performance of his duties to Maker which causes material harm to Maker.

If any such date falls on a Saturday, Sunday or a holiday, then such payment shall be made on the next succeeding Business Day, as such term is defined in the Purchase Agreement.  All amounts payable hereunder shall be paid by Maker in lawful money of the United States and in same day or immediately available funds.

3. Acceleration Events. This Note shall be subject to prepayment in advance of the Maturity Date, at the option of the Holder with written notice to the Maker, upon the occurrence of any of the following events (each an “Acceleration Event”): (i)  the filing by Maker of a petition in bankruptcy, either voluntary or involuntary, a petition for reorganization arrangement or other relief under the United States Bankruptcy Act, a voluntary petition for the appointment of a receiver or comparable relief from creditors under the laws of any State, or the making by Maker of an assignment of all or substantially all of its assets for the benefit of creditors; or (ii)  the adjudication of Maker as a bankrupt or insolvent, the appointment of a receiver of all or substantially all of Maker's assets, or the entry of an order of the reorganization of Maker under the United States Bankruptcy Act, if such adjudication, order, or appointment is made upon a petition filed against Maker and is not, within sixty (60) days after it is made, vacated or stayed on appeal or otherwise or if Maker by any action or failure to act signifies its approval or consent to the order, appointment or petition. If any of the foregoing Acceleration Events occur, Holder may at any time at Holder’s option, upon written notice to Maker, declare the entire Principal Amount to be due and payable immediately.

4. Events of Default.  The occurrence of any one or more of the events shall constitute an “Event of Default” under this Note; provided that Maker shall not have cured such Event of Default within the specified period of time below:

4.1     if Maker fails to pay when due the Principal Amount or other amount payable hereunder, and such failure continues uncured for a period of ten (10) Business Days (as defined in the Purchase Agreement) after receipt of written notice by Holder of such failure. In such case, the Principal Amount past due shall bear interest (“Default Interest”) at the rate of the then current Prime Rate plus four percent (4%) per annum (“Default Interest Rate”) until such amount is paid. As used herein, the “Prime Rate” shall mean the prime rate as publicly announced from time to time by the Federal Reserve Bank. Any change in the Default Interest Rate resulting from a change in the Prime Rate shall be effective on the date of such change in the Prime Rate;

4.2     if Maker voluntarily commences any bankruptcy or insolvency proceeding; or

4.3     if any bankruptcy or insolvency proceeding involving Maker is commenced; provided, however, such Event of Default shall be deemed to have been cured if such proceeding is stayed, dismissed, bonded or vacated within 60 days of Maker’s receipt of notice thereof.

If an Event of Default occurs, Holder may at any time at Holder’s option, upon written notice to Maker, declare the entire Principal Amount and other amounts payable hereunder to be due and payable immediately, subject to the cure periods set forth in this Section 4.

5. Prepayment.  Maker may prepay this Note, in whole or in part, at any time without penalty by paying cash or immediately available funds.  Partial prepayments shall be credited toward the reduction of the outstanding Principal Amount.

6. Security.  The Maker's obligations herein are secured by the grant to the Holder of a security interest in the Collateral (as defined in the Security Agreement) in accordance with the terms and conditions set forth in the Security Agreement, entered into by and between the Maker and the Holder dated August 12, 2008, a copy of which is attached hereto as Exhibit “1” (the “Security Agreement”) and as amended by the Agreement dated March 6, 2009.

7. Miscellaneous.

7.1     Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its choice of law rules.

7.2     Severability.  If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

7.3     Successors and Assigns; Transferability.  This Note inures to the benefit of Holder and binds Maker and its respective successors and assigns.  The Holder may not assign this Note without the written consent of Maker.  Any transfer in violation of this provision shall be void ab initio. Unless and until Maker receives a notice of an assignment, Maker shall recognize the Holder as holder of the Note and shall not be liable for any payment made to Holder instead of any assignee of the Note.  Following receipt of notice of an assignment of the Note and upon consent thereto, Maker shall recognize the assignee as Holder for all purposes under this Note.

7.4     Captions.  The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

7.5     Amendments. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Maker therefrom shall be effective unless the same shall be in writing and signed by the parties hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.6     Notice and Acknowledgment of Representative.  All notices and other communications required or permitted hereunder shall be in writing and shall be delivered to the addresses listed above.

7.7     Attorneys’ Fees.  If any party hereto commences or maintains any action at law or in equity (including counterclaims or cross-complaints) against the other party hereto by reason of the breach or claimed breach of any term or provision of this Note, then the prevailing party in said action will be entitled to recover its reasonable attorney’s fees and court costs incurred therein.

[Signature on following page]

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first written above.

ADEX MEDIA, INC.

By:           _________________________

Title:        _________________________

EXHIBIT 1

SECURITY AGREEMENT